Exhibit (a)(10)

NEW RIVER PHARMACEUTICALS INC.
The Governor Tyler
1881 Grove Avenue
Radford, Virginia 24141

March 26, 2007

Shire plc
Shuttle Corporation
Hampshire International Business Park
Chineham, Basingstroke
Hampshire, England, RG24 2EP

Attention:	Tatjana May
General Counsel

RE: Consent to Extension of Offer

Dear Madam:

Reference is made to the Agreement of Merger dated as of February 20, 2007 among Shire plc, Shuttle Corporation and New River Pharmaceuticals Inc. (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

We understand that the Parent Shareholder Meeting for the purpose of securing the Parent Shareholder Approvals will be held on April 16, 2007 at 12:00 noon BST. As the Parent Shareholder Approvals is one of the conditions to the Offer, and the currently scheduled Expiration Date of the Offer is 12:00 Midnight, New York City time, on March 29, 2007, pursuant to Section 1.1(a) of the Merger Agreement, the Company hereby consents to Merger Sub's extension of the Offer on March 26, 2007 such that the Expiration Date of the Offer, as so extended, will be 12:00 Midnight, New York City time, on April 17, 2007.

Very truly yours,

NEW RIVER PHARMACEUTICALS, INC.

By:	/s/ Randal J. Kirk

Name: Randal J. Kirk
Title: Chairman, President and Chief Executive Officer

cc:	David Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: John J. McCarthy, Jr.
Facsimile: (212) 450-3800

Williams Mullen
Two James Center
1021 East Cary Street (23219)
P.O. Box 1320
Richmond, Virginia 23218-1320
Attention: Randolph H. Lickey
Facsimile: (804) 783-6507